Management Presentation November 2010

Free Writing Prospectus Disclosure
Issuer Free Writing Prospectus Filed Pursuant to SEC Rule 433
On November 10, 2010, the issuer, EnteroMedics Inc., filed a
Registration Statement on Form S-1 (Registration No. 333-170503)
with the Securities and Exchange Commission (the “SEC”) with respect to the offering to which this presentation relates. A copy of the preliminary prospectus for the offering is included in that registration statement. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.
Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Craig-Hallum Capital Group LLC’s prospectus
department at 222 South Ninth Street, Suite 350, Minneapolis, MN
55402 or by phone at (612) 334-6300.

Safe Harbor Statement
This presentation contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations;
our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as "risk factors" in the Company's Registration Statement on Form S-1 filed with the SEC on November 10,
2010. We are providing this information as of the date of this presentation and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Offering Summary
Issuer: EnteroMedics Inc.
Ticker / Exchange: ETRM / NASDAQ
Offering Size: 12 million shares (100% primary)
Warrant Coverage: 100% Coverage (25% premium to offer price)
Over-Allotment: 15% (100% primary)
Use of Proceeds: Continue work toward US regulatory approval
International commercialization efforts
Clinical and product development activities
Working capital and other corporate purposes
Sole Underwriter: Craig-Hallum Capital Group
Expected Pricing: Mid-December
Management: Mark Knudson, PhD (CEO)
Greg Lea (CFO)

Background and Investment Highlights
Founded in 2002 to create  neuroblocking “pacemaker” for obesity (Maestro® System) that would:
–
Target the shortcomings of existing treatments by addressing the unmet needs of 26 million eligible surgical candidates
–
Control the co-morbidities of diabetes and high blood pressure
~400 Patients have used the Maestro System
–
20-30% excess weight loss (EWL)
–
Excellent safety profile
–
24 month data continues to demonstrate increased EWL
–
294 patient EMPOWER pivotal trial launched in July 2007
• Efficacy endpoint missed because safety and system checks created unexpected therapeutic block and weight loss in the placebo arm
–
FDA encouraged re-submission and granted IDE approval for second pivotal trial (ReCharge)
Broad IP portfolio protects vagus nerve blocking in the gastrointestinal tract
Experienced board of high-profile medical device venture capitalists participated in $6.3 million financing in September 2010
Proposed equity raise expected to fully fund second FDA approved US pivotal trial and
Australian commercialization

The Obesity Epidemic
1/3 of US adults are obese (2/3 of Australian adults are overweight or obese)
– More than 72 million people in the US (Body Mass Index “BMI” >30)
– 1 in 8 deaths in the US are caused by an overweight/obesity related illness
– CDC estimates an overall economic cost of obesity of approximately $150 billion
Approximately 26 million surgical candidates in the US (BMI>35)
About 1% of eligible patients seek surgery
– 220,000 bariatric procedures completed in the US (13,900 in Australia) in 2008
High priority for US government and major strategic players

Current Treatments
Less Invasive More Invasive
Pharmaceuticals
Bariatric Surgery
Serious safety concerns
Less effective for morbid obesity
– Limited weight loss
– Unsustained effect
Adverse side-effects
Duration of use restrictions
Bypass & sleeve surgery irreversible and risky
Adjustable gastric bands have long-term follow-
up burdens (e.g. vomiting, quarterly adjustments)
All result in major lifestyle changes including side
effects, dietary restrictions and food intolerances

Role of the Vagus Nerve
Vagus nerve controls:
–
Sensation of hunger
–
Expansion, fullness and emptying
of stomach
–
Digestive enzyme secretion
Severing the vagus nerve
(vagotomy) causes:
–
Reduced appetite
–
Delayed stomach emptying
–
Prevention of weight gain
The effects of vagotomy are not
sustainable
–
The body accommodates for, or
“works around”, the permanent
interruption
80% of vagus
nerve fibers
send messages
to the brain
20% of vagus
nerve fibers send
instructions from
the brain

2nd Generation
EnteroMedics
1st Generation

EnteroMedics

The implantation procedure and usage of the Maestro System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical study informed consent.
VBLOC Therapy
Delivered via the Maestro System
VBLOC Therapy
– Intermittent neuroblocking technology
– Pacemaker-like device (Maestro System) including leads laporoscopically implanted on the intra-abdominal vagal trunks
– Vagus nerve controls hunger; VBLOC Therapy blocks vagus nerve signals, therefore reducing hunger feelings and promoting earlier fullness

RC
Planned Commercial Device

Protein Carbohydrates Fat
0
250
500
750
1000
1250
1500
1750
2000
2250
Pre-implant
(n=10)
4 weeks
(n=10)
12 weeks
(n=8)
6 months
(n=9)
20%
43%
37%
20%
44%
36%
23%
41%
22%
40%
38%
Reduced Portion Size
(40%)
(35%)
(30%)
(25%)
(20%)
(15%)
(10%)
(5%)
0%
5%
10%
15%
20%
25%
30%
% EWL from
Implant
Calories
(kcal %)
Reduced Calories
Pre-implant 4 weeks 12 weeks 6 months
36%
Source: VBLOC-I Sub-study., Flinders UMC, Adelaide, Australia
Compelling Clinical Results
Earlier Fullness and Less Hunger
(90)%
(60)%
(30)%
0%
30%
60%
90%
Reduced
hunger
Therapy
Initiation
4 weeks 12 weeks 6 months
Earlier
fullness
Significant impact on hunger and fullness drives successful weight loss

Study Location # Patients
~400 Overall
Study
Duration (yrs)
Efficacy
%EWL
First Generation Maestro  RF System
VBLOC-1 OUS 31 0.5 14.2 (6 months)
VBLOC-RF2 OUS 38 3 23.0 (2 years) (1)
EMPOWER US 294 2/5 19.4 (2 years) (2)
Second Generation Maestro RC System
VBLOC-RC1 OUS 5 1/5 25.9 (1 year)
VBLOC-DM2 OUS 28 1/5 25.3 (1 year)
(3)
ReCharge US 234 1/5 IDE Approved
Note: Conducted gastric function study as well in 12 patients
1) 18 patients
2) 159 patients
3) 25 patients
Safety
No deaths or therapy related SAEs; Low SAE rate
Positive safety profile
Low 1-year surgical revision rate
Efficacy
Clinically significant weight-loss
Control of major co-morbidities
– Diabetes and hypertension
Broad acceptance by surgeons and patients
The Maestro System Clinical Experience

Maestro System
Usage equals RESULTS
“Dose Effect” shows clear
correlation between
average EWL and the
number of hours of device
use
– Demonstrates efficacy
– Important to FDA
Placebo group result was
nearly identical due to
unanticipated therapeutic
effect
-40
-35
-30
-25
-20
-15
-10
-5
0
Implant 4 weeks 3 months 6 months 9 months 12 months
More treatment = More weight loss
< 6hr
(n = 25)
6 - 9hr
(n = 61)
9 - 12hr
(n = 63)
>12hr
(n = 16)
EMPOWER Trial Outcome
Mean Excess Weight Loss (EWL) by Hours of Use in Treatment Group

EMPOWER Trial Analysis
294 patient US study using the first generation Maestro RF System
An unanticipated therapeutic effect was delivered to the placebo arm
– Received a low-charge from safety and system diagnostic checks
– Post-study Rat Model demonstrated low charge effect
Both groups experienced significant, dose-dependent Excess Weight Loss (EWL)
– EWL greater than 20% in the prescribed use group of both arms
Safety endpoint met
– No deaths, low 1-yr surgical revision rate and low serious adverse event rate
– No therapy related serious adverse events
24 month data continues to demonstrate that VBLOC Therapy works
– Patients using the device for > 9 hours daily have an average EWL of 23% (n=71)
– Over two-thirds of patients remain in trial

US RECHARGE Trial
Pivotal Trial for US Approval
Use next generation implantable
device
–
More convenient
–
Hours of use controlled by device
Placebo group will receive non-active
device (without leads to the vagus
nerve)
–
No charge will be delivered in the
placebo group
234 morbidly obese subjects
(156 treatment | 78 placebo)
–
Treated group “on” for ~12 hours per
day
Key trial end points at 12 months
–
Efficacy
–
Safety
IDE approved October 2010

VBLOC-DM2 Enable Trial Excess Weight
Loss (EWL) %
Approximate Hours of Use = 14 Hours
Week 1
Week 4
Week 12 6 Months 12 Months
Implant
28
28
26
25
25
28

Significant Promise in Treatment of Co-Morbidities
Diabetes and Hypertension
Clinically significant effect of VBLOC on two major co-morbidities
–
Diabetes
–
Cardiovascular / blood pressure
Improvements were immediate and sustained
–
Diabetes:
• HbA1c reduced to below 7.0%
• Diabetes control level set by the American Diabetes Association
–
Blood pressure:
• ~10% reduction in Mean Arterial Pressure
• 10 mmHg reduction diastolic blood pressure
The combined effect of weight-loss and reduction of key co-morbidities is a positive driver for:
–
Adoption and reimbursement
–
Lowering the risk of stroke, heart attack and heart failure

Commercialization in Australia
Australia is expected to be the first market to commercially launch the Maestro
System
–
Historical leadership with new obesity treatments
–
Extensive clinical experience with Maestro in the hands of experienced surgeons and bariatric follow up teams
•
In an Australian cohort of 83 EMPOWER patients (61 implanted)
o
Mean 12-month EWL was 25% for the treatment group and 17% for the placebo group
o
Subjects with > 9 hours/day use achieved 37% (treated) and 21% (placebo) mean EWL
Path to product launch
–
Announced cooperation agreement with the Australian Institute of Weight Control
(AIWC) in October 2010
•
Australia’s largest network of bariatric clinics
•
Performed 1,250 procedures in 2009 (9% of national total)
•
Will drive surgeon training, be initial users of the device and assist with regulatory and reimbursement approvals
–
CE Mark expected in Q1 2011
–
TGA approval and first revenue in 2H 2011

Upcoming Planned Catalysts

2011 2012
Begin ReCharge Enrollment
Receive CE Mark for RC Device
Complete ReCharge Enrollment
TGA Approval in Australia (commence sales)
Explore Other International Market Opportunities
Ongoing Clinical Data
Release ReCharge Trial Data
Q1
Q1
2H
2H
Australian Revenue
Premarket Approval (PMA) Submission
Q4
2H

Experienced Board of Directors & Management Team
Name Role at EnteroMedics Background
Mark B.  Knudson, PhD President and CEO and Chairman of the Board Faculty, University of Washington School of Medicine
Founder and Director of multiple medical device companies
President of J&J Professional Diagnostics
Greg S. Lea SVP and CFO CFO and Director of Pemstar
Executive management positions at Jostens Corp and IBM
Adrianus (Jos) Donders SVP of Operations Senior positions at Medtronic in R&D,
Headed Medtronic-Europe neurostim development organization
Dan L. Cohen SVP, Government Relations and Health Policy VP, Global, Corporate, and Government Affairs, Imamed Corporation
Katherine  S. Tweden, PhD VP, Research and Clinical VP of Research at HeartStent Corporation
Research positions at St. Jude Medical and W.L. Gore
Nicholas L. Teti, Jr. Board Member Special Advisor to Chief Executive Officer of EnteroMedics
Chief Executive Officer, Inamed Corporation
Luke Evnin, Ph.D Board Member General Partner, MPM Capital
Catherine Friedman Board Member Independent Financial Consultant
Managing Director, Morgan Stanley
Carl Goldfischer M.D. Board Member Investment Partner, Managing Director, Bay City Capital
Chief Financial Officer, ImClone Systems
Bobby I. Griffin Board Member Executive Vice President, Medtronic Corporation
President, Medtronic Pacemaker Business
Donald C. Harrison M.D. Board Member Managing Partner, Charter Life Sciences
Chief Executive Officer, University of Cincinnati Medical School
Paul H. Klingenstein Board Member Managing Partner, Aberdare Ventures
Jon T. Tremmel Board Member President of the Neurological Division, Medtronic
President of the Physio Control Division, Medtronic
Highly experienced management team and Board of Directors

Financial Summary
Balance Sheet Data
As of September 30, 2010
Cash and cash equivalents             $13.3 million*
Diluted Shares Outstanding
As converted, as of October 31, 2010
Common Shares 10.9 million
Warrants 4.9 million
Options 0.8 million
Diluted Shares Outstanding 16.6 million

*Includes $781K of Series A non-voting convertible preferred stock receivable

Value Creation Opportunity
Significant revenue opportunity in the US
Upside
– Maestro System can attract a larger percentage of the obesity market
– A metabolic solution with impact beyond obesity
•
Diabetes, hypertension and other GI maladies
Obesity treatment is a major category for large pharmaceutical and medical device companies
–
Companies are seeking a minimally invasive obesity treatment
•
Allergan (NYSE: AGN) purchased INAMED for 6.9x revenue in 2006 ($3.1 billion)
•
INAMED was the creator of the LAP-BAND® System, an adjustable gastric band used to treat obesity

Investment Highlights
Next generation device to treat obesity
Effectiveness and safety supported by multiple trials and 400+ implants
Clear and significant advantages over current obesity treatments
Controls the co-morbidities of diabetes and high blood pressure
IDE approved for second US pivotal trial
Broad IP portfolio protects vagus nerve blocking in the gastrointestinal tract
Experienced board of high-profile medical device venture capitalists participated in $6.3 million financing in September 2010
Proposed equity raise expected to fully fund second US pivotal trial and
Australian commercialization

Enteromedics 22